EXHIBIT 99.2

FOR IMMEDIATE DISTRIBUTION

Contact:
Sard Verbinnen & Co
Hugh Burns/Jamie Tully
(212) 687-8080

URS Corporation
H. Thomas Hicks
Vice President
& Chief Financial Officer
(415) 774-2700

URS ANNOUNCES STOCK REPURCHASE PROGRAM
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SAN FRANCISCO, CA - March 26, 2007 - URS Corporation (NYSE: URS) today announced that its Board of Directors has approved a common stock repurchase program designed to offset the earnings per share dilution that results from the issuance of additional shares under the Company¡¦s equity incentive and employee stock purchase plans.

Under this program, URS will repurchase up to one million shares of the Company¡¦s common stock plus the cumulative number of additional shares issued or deemed issued under the Company¡¦s equity incentive plan and employee stock purchase plan for the period from December 30, 2006 through January 1, 2010 (excluding shares issued upon the exercise of options issued prior to December 30, 2006).

Commenting on the stock repurchase plan, Martin M. Koffel, Chairman and Chief Executive Officer of URS, said:  ¡§With our success in reducing the Company¡¦s debt-to-capital ratio and positive outlook for future cash flow performance, the Board believed it appropriate to use a modest portion of the Company¡¦s expected cash flow to offset the dilutive effect of shares issued in connection with our employee compensation plans.  We will continually assess other opportunities for using our cash with a view toward continuing to create long-term stockholder value.¡¨

The share repurchases will be made from time-to-time at the Company¡¦s discretion in the open market or privately negotiated transactions as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. The Board of Directors may modify, suspend, extend or terminate the program at any time.

URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program management, construction management, and operations and maintenance services for transportation, commercial/ industrial, environmental, water/wastewater, industrial infrastructure and process, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,300 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).